Offering Circular

February 8, 2022

US CAPITAL GLOBAL LENDING, LLC

1 Ferry Building, Suite 201

San Francisco, California 94111

(415) 889-1010

7.00% Gold Backed Notes (Notes)

$75,000,000 Aggregate Maximum Offering Amount (75,000 Notes)

$5,000 Minimum Purchase Amount (5 Notes)

US Capital Global Lending, LLC, a Delaware limited liability company, or (the “Company”), is offering a maximum of $75,000,000 in the aggregate of its 7.00% Notes (the “Notes,”) pursuant to this Offering Circular. The purchase price per Note is $1,000 with a minimum purchase amount of five (5) Notes or $5,000, the “Minimum Purchase.” The Notes will bear interest quarterly at a rate equal to 7.00% per year, subject to the availability of funds. The Notes will mature on the 60th month after issuance. Upon maturity, and subject to the terms and conditions described in this offering circular, the Notes will be automatically renewed for at the same interest rate for an additional five years, unless redeemed upon maturity at our or your election.

The Notes will be secured by a senior secured lien on all gold backed notes or other gold backed indebtedness or assets held by the Company, or the “collateral,” and will rank pari passu in right of payment with all other gold backed indebtedness from time to time outstanding, unless expressly subordinate. The value of the collateral will at all times be at least 100% of the amount of the outstanding Notes.

All principal and interest on the Note shall become due and payable in full, on demand after 60 months with 90 days prior written notice, subject to the availability of funds, discounts and other provisions contained in this Offering Circular. See “Description of Notes – Noteholder Redemption” for more information.

The Notes will be offered to prospective investors on a best efforts basis by US Capital Global Securities, LLC., (or our “Broker-dealer,”) a California limited liability company and a member of the Financial Industry Regulatory Authority, (or “FINRA.”) “Best efforts” means that our Broker-dealer is not obligated to purchase any specific number or dollar amount of Notes, but it will use its best efforts to sell the Notes. Our Broker-dealer may engage additional broker-dealers, or selling group members, who are members of FINRA to assist in the sale of the Notes (“Selling Group Member”). At each closing date, the proceeds for such closing will be disbursed to our Company and Notes relating to such proceeds will be issued to their respective investors. We expect to commence the sale of the Notes as of the date on which the offering statement is declared qualified by the United States Securities and Exchange Commission, or the “SEC” and will terminate the offering on the date twelve (12) moths thereafter or such date as our Manager determines to terminate the offering, in its sole discretion. Notwithstanding the previous sentence, our Manager has the right to extend this offering in its sole discretion, subject to legal restrictions.

The Company will be managed exclusively by US Capital Global Investment Management, LLC, a Delaware limited liability company., (or our “Manager”). The Manager will be responsible for supervising all of the activities of the Company. The Co-Managing Partners of the Manager are Jeffrey Sweeney and Charles Towle. As Co-Managing Partners of the Manager, Mr. Sweeney and Mr. Towle will be responsible for evaluating, negotiating, structuring, closing and monitoring the Company’s performance.

	Price to Investors	Broker-dealer Commissions, Manager Fee and Expense Reimbursements (1)(2)	Proceeds to Company	Proceeds to Other Persons
Per Note	$1,000	$5.00 Broker-dealer fee paid annually by Manager, no other fees -	$1,000	$0 -

Maximum Offering Amount	$75,000,000	$375,000 Broker-dealer paid annually by Manager, no other fees -	$75,000,000	$0 -

(1) Selling commissions on the sale of Notes will be 50 bps and paid by the Manager. The Notes will be sold solely to certain purchasers, including those purchasing through a registered investment advisor. See “Plan of Distribution – Eligibility to Purchase Notes.”

(2) The table above does not include fees payable to our Manager. The Manager will not receive a management services or administrative fee, but will receive as compensation any difference between the interest amount it receives on its investments and the amount paid to Noteholders plus expenses.

Generally, no sale may be made to you in the offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

An investment in the Notes is subject to certain risks and should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Currently, there is no market for the Notes being offered, nor does our Company anticipate one developing. Prospective investors should carefully consider and review that risk as well as the RISK FACTORS beginning on page 10 of this Offering Circular. We are not an investment company and are not required to register under the Investment Company Act of 1940; therefore, investors will not receive the protections of such act.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS JUDGEMENT UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERM OF THE OFFERING. NOR DOES IT PASS JUDGEMENT UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

GENERALLY, IF YOU ARE A NON-ACCREDITED INVESTOR NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV. FOR MORE INFORMATION, SEE THE “Limits on How Much Non-Accredited Investors Can Invest” SECTION.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

FORM 1-A DISCLOSURE FORMAT IS BEING FOLLOWED.

NORTH AMERICAN SECURITIES ADMINISTRATORS ASSOCIATION UNIFORM LEGEND:

YOU SHOULD MAKE YOUR OWN DECISION AS TO WHETHER THIS OFFERING MEETS YOUR INVESTMENT OBJECTIVES AND RISK TOLERANCE LEVEL. NO FEDERAL OR STATE SECURITIES COMMISSION HAS APPROVED, DISAPPROVED, ENDORSED, OR RECOMMENDED THIS OFFERING. NO INDEPENDENT PERSON HAS CONFIRMED THE ACCURACY OR TRUTHFULNESS OF THIS DISCLOSURE, NOR WHETHER IT IS COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS ILLEGAL.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY BY CONTRACT AND THERE WILL BE NO READY MARKET FOR RESALE. YOU COULD BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

ABOUT THIS OFFERING CIRCULAR

The information in this Offering Circular may not contain all of the information that is important to you. You should read this entire Offering Circular and the exhibits carefully before deciding whether to invest in the Notes. See “Where You Can Find Additional Information” in this Offering Circular.

Unless the context otherwise indicates, references in this prospectus supplement to the terms “Company,” “we,” “us,” and “our,” refer to US Capital Global Lending, LLC, a Delaware limited liability company and our “Manager” refers to US Capital Global Investment Management, LLC, a Delaware limited liability company, our sole member and manager.

OFFERING CIRCULAR SUMMARY

This summary highlights information contained elsewhere in this Offering Circular. This summary does not contain all of the information that you should consider before deciding whether to invest in the Notes. You should carefully read this entire Offering Circular, including the information under the heading “Risk Factors” and all information included in this Offering Circular.

Our Company. US Capital Global Lending, LLC, a Delaware limited liability company (“Issuer”) was formed on July 30, 2019. The Issuer is a lending company making and managing direct and indirect secured loans to qualified Small and Medium Businesses (“SMBs”) and holding security interests and related assets including, but not limited to gold, commodities, currency  and other liquid and illiquid assets. The Issuer purchases and acquires notes, drafts, acceptances, open accounts receivable and other obligations representing part or all of the sales price of merchandise, insurance and services, including, but not limited to, those relating to purchases of gold, commodities, currency and other liquid and illiquid assets. The Issuer makes loans to manufacturers, wholesalers and retailers of, and to prospective purchases of specified merchandise, insurance and services including, but not limited to, those relating to purchases of gold, commodities, currency  and other liquid and illiquid assets. The Issuer has operated successfully to date and has audited financials. US Capital Global Investment Management, LLC, a Delaware limited liability company (”Manager”) is responsible for loan creation, servicing and operational oversight of the Issuer. The principal executive offices of the Issuer and Manager are located at 1 Ferry Building, Suite 201 San Francisco, California 94111, and the telephone number is (415) 889-1010.

Our Management. Our Manager is a Delaware LLC based in San Francisco, California and is a full-service private financial company with an established track record in financial services, wealth management and capital formation services. It leverages the latest FinTech and RegTech innovation to provide sophisticated debt, equity, and investment products to lower middle market companies and investors. For more information on our Manager, its website is www.uscapglobal.com. The information on, or otherwise accessible through, our Manager’s website does not constitute a part of this Offering Circular.

Our Objective. The investment objective of the Issuer is to repay its obligations by making secured direct and indirect debt investments in small and medium-sized businesses (SMBs) and holding assets such as gold, commodities, currency  and other liquid and illiquid assets. The Fund will seek to primarily make senior secured loans of $1 million to $10 million to qualifying SMBs. The Issuer believes that there continues to be a thriving SMB segment seeking such alternative debt financing and looks for parties that have robust proprietary flow of lending opportunities such as its affiliate US Capital Global Partners, LLC (“US Capital Global Partners”), and believes that ongoing lending opportunities continue to exist. Additionally since Issuer will hold gold asset backed security interests relating to the Notes issued in this offering, the Issuer may have less risk than if it did not hold assets or made unsecured loans.

The Offering. We are offering to investors the opportunity to purchase up to an aggregate of $75,000,000 of Notes. See “Plan of Distribution - Who May Invest” for further information. The offering will continue for 12 months after the initial offering or the date upon which our Manager terminates the offering, at its sole discretion, the “offering termination.” Notwithstanding the previous sentence, our Manager has the right to extend this offering as allowed by law. Our company will conduct closings in this offering periodically until the offering termination. Funds will be held in escrow by Bridge Bank until each closing. Once a subscription has been submitted and accepted by the Company, an investor will not have the right to request the return of its subscription payment prior to the next closing date. On each closing date, offering proceeds for that closing will be disbursed to us and Notes will be issued to investors, or the “Noteholders.” If the Company is dissolved or liquidated after the acceptance of a subscription, the respective subscription payment will be returned to the subscriber. The offering is being made on a best-efforts basis through US Capital Global Securities, LLC, or our Broker-dealer.

Issuer	US Capital Global Lending, LLC, a Delaware limited liability company.

Securities Offered	Maximum – $75,000,000, aggregate principal amount of the Notes.

Maturity Date

60 Months after Note Issuance

Upon maturity, and subject to the terms and conditions described in this offering circular, the Notes will be automatically  renewed at the same interest rate for an additional five years, unless redeemed upon maturity at our or your election. If the Notes are not renewed and without the consent of the Noteholders, we may elect to extend the maturity date of the Notes for an additional six months to facilitate the redemption of the Notes. See “Description of Notes – Maturity and Renewal” for more information.

Interest Rate	The Notes will bear interest quarterly at a rate equal to 7.00% per year compounded quarterly, subject to the availability of funds.

Interest Payments

Paid to the record holders of the Notes quarterly in arrears, within 30 days of the quarter end, for the preceding fiscal quarter , beginning on such payment date immediately following the first full fiscal quarter after the initial closing in the offering and continuing until the Maturity Date, subject to the availability of funds. Interest will accrue and be paid on the basis of a 360-day year consisting of twelve 30-day months.

Offering Price	$1,000 per Note.
Ranking

The Notes will rank:

pari passu in right of payment with all our other Gold Backed notes from time to time outstanding but will be junior to certain other outstanding notes on all our assets which are not gold or gold backed.

Security

The Notes will be secured by gold backed notes or indebtedness, gold or other gold related assets acquired with proceeds from the Offering. The Company will endeavor to hold 100% of the value of the Notes outstanding in gold backed securities as collateral.

Use of Proceeds	We plan to use substantially all of the net proceeds from this offering to make direct and indirect loans secured by gold and gold backed assets. See “Use of Proceeds” for additional information.
Noteholder Redemption

The Notes will be redeemable at the election of the Noteholder on demand after 60 months with 90 days prior notice, subject to the availability of funds. In order to be redeemed, the Noteholder must provide written notice to us at our principal place of business. Note Redemptions will occur in the order that notices are received. Redemption is subject to the availability of funding, discounts and other provisions contained in this Offering Circular. See “Description of Notes –  Noteholder Redemption” for more information.

Optional Redemption

The Notes may be redeemed at our option at no penalty at any time. We may also extend maturity on the Notes for six months in order to facilitate redemption of the Notes in our sole discretion. If the Notes are renewed for an  additional term, we may redeem the Notes at any time during such renewal period. Any redemption will occur at a price equal to the then outstanding principal amount of the Notes plus any accrued but unpaid interest. For the specific terms of the Optional Redemption, please see “Description of Notes – Optional Redemption” for more information.

Default

The Notes Agreement will contain events of default, the occurrence of which may result in the acceleration of our obligations under the Notes in certain circumstances. Events of default will be  subject to our company's right to cure within a certain number of days of such event of default. Our company will have the right to cure any payment default within 60 days before the any Noteholder may declare a default and exercise the remedies under the Note. Failure to make payment due to a lack of available funds shall not be an event of default. See “Description of Notes - Event of Default” for more information.

Form	The Notes will be evidenced by executed agreements which will be provided to Noteholders. See "Description of Notes - Delivery and Form" for more information.

Denominations	We will issue the Notes only in denominations of $1,000.
Currency	Payment of Principal and Principal and interest on the Notes will be payable in U.S. dollars or other legal tender, coin or currency of the U.S.
Future Issuances

We may, from time to time, without notice to or consent of the Noteholders, increase the aggregate principal amount of  any series of the Notes outstanding by issuing additional Notes in the future with the same terms of such series of Notes, except for the issue date and offering price, and such additional Notes may be consolidated with the applicable series of Notes and form a single series.

Securities Laws Matters

The Notes being offered are being registered under Regulation A of the Securities Act in reliance upon exemptions from the certain registration requirements of the Securities Act and such state securities laws and may not be transferred or resold except as permitted under the Securities Act and applicable state securities laws pursuant to registration or exemption therefrom. In addition, the Company is a lender not an investment company and does not intend to be registered as an investment company under the Investment Company Act of 1940 nor does the Manager plan to register as an investment adviser under the Investment Advisers Act of 1940, as amended.

Governing Law	The Notes will be governed by the laws of the State of Delaware.
Material Tax Considerations

You should consult your tax advisors concerning the U.S. federal income tax consequences of owning the Notes in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

Risk Factors

An investment in the Notes involves certain risks. You should carefully consider the risks above, as well as the other risks described under “Risk Factors” beginning on page 10 of this offering circular before making an investment decision.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This offering circular contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "outlook," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in this offering circular, including those set forth below.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this offering circular. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this offering circular. The matters summarized below and elsewhere in this offering circular could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this offering circular, whether as a result of new information, future events or otherwise.

RISK FACTORS

An investment in the Notes is highly speculative and is suitable only for persons or entities that are able to evaluate the risks of the investment. An investment in the Notes should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Prospective investors should consider the following risks before making a decision to purchase the Notes. To the best of our knowledge, we have included all material risks to investors in this section.

Risks Related to the Notes and to this Offering

The collateral securing the Notes is based on Gold which is subject to market conditions which may decrease in value and the Company may be unable to meet its collateral commitment .

Although the Company seeks to maintain as collateral 100% of the value of the outstanding Notes, the value of the gold underlying the debt we hold may decrease in value and thus the securities may also decrease in value, the underlying companies may be unable to meet their collateral commitments and thus the collateral we hold may not equal or exceed the 100% of the value of the outstanding Notes which the Company seeks to maintain.

The collateral securing the Notes may be diluted under certain circumstances.

The Note Agreement permits us to incur, subject to certain limitations, additional indebtedness secured by liens on the collateral that rank in pari passu with the liens securing the Notes, including additional Notes. The rights of Noteholders would be diluted by any increase in indebtedness secured by the collateral.

It may be difficult to realize the value of the collateral securing the Notes.

The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers and the value of gold. Even secured debt has inherent risk by its nature, although backed by gold, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the collateral will always exceed the principal amount of the Notes. The value of the assets pledged as collateral could be also impaired in the future as a result of changing economic conditions, the value of gold, our failure to implement our business strategy, competition, unforeseen liabilities and other future events. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the Notes. Any claim for the amount, if any, realized by Noteholders from the sale of the collateral and the obligations under the Notes will rank in pari passu in right of payment with all of our other gold backed indebtedness. Additionally, in the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the Notes and all other gold backed obligations, interest may cease to accrue on the Notes from and after the date the bankruptcy petition is filed.

The security interest will be subject to practical problems generally associated with the realization of security interests in collateral. For example, we may need to obtain the consent of a third party or local government enforcement to obtain access to collateral or enforce a security interest in a contract. We cannot assure you that we will be able to obtain any such consent or enforcement, particularly in non-US jurisdictions. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, we may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

Our investment objectives may become more difficult to reach depending on the amount of funds raised in this offering.

While we believe we will be able to reach our investment objectives regardless of the amount of the raise, it may be more difficult to do so if we sell less Notes than we anticipate. Such a result may negatively impact our liquidity. In that event, our investment costs may increase, which may decrease our ability to make payments to Noteholders.

The Notes will have limited transferability and liquidity.

Prior to this offering, there was no active market for the Notes. Although we may apply for quotation of the Notes on an alternative trading system or over the counter market, even if we obtain that quotation, we do not know the extent to which investor interest will lead to the development and maintenance of a liquid trading market. Further, the Notes will not be quoted on an alternative trading system or over the counter market until after the termination of this offering, if at all.

Therefore, investors will be required to wait until at least after the final termination date of this offering for such quotation. The initial public offering price for the Notes has been determined by us. You may not be able to sell the Notes you purchase at or above the initial offering price.

Alternative trading systems and over the counter markets, as with other public markets, may from time to time experience significant price and volume fluctuations. As a result, the market price of the Notes may be similarly volatile, and Noteholders may from time to time experience a decrease in the value of their Notes, including decreases unrelated to our operating performance or prospects. The price of the Notes could be subject to wide fluctuations in response to a number of factors, including those listed in this "Risk Factors" section of this offering circular.

No assurance can be given that the market price of the Notes will not fluctuate or decline significantly in the future or that Noteholders will be able to sell their Notes when desired on favorable terms, or at all. Further, the sale of the Notes may have adverse federal income tax consequences.

Our limited operating history makes it difficult for you to evaluate this investment.

We have a successful but limited operating history and may not be able to continue to successfully operate our business or achieve our investment objectives. We may not be able to continue to conduct our business as described herein.

You will not have the opportunity to evaluate our investments before we make them, and we may make investments that would have changed your decision as to whether to invest in the Notes.

We are not able to provide you with information to evaluate our future investments. We will seek to make direct and indirect debt investments in gold backed debt. See “Use of Proceeds” for additional information. We have established criteria for evaluating potential investments. However, you will be unable to evaluate the transaction terms or data concerning the investments before we make investments. You will be relying entirely on the ability of our Manager, through our Sponsor and its management team, to identify suitable investments and propose transactions for our Manager to oversee and approve. These factors increase the risk that we may not generate the returns that you seek by investing in the Notes.

The inability to retain or obtain key personnel could delay or hinder implementation of our investment strategies, which could impair our ability to honor our obligations under the terms of Notes and could reduce the value of your investment.

Our success depends to a significant degree upon the contributions of our Manager's management team. If any of them were to cease their affiliation with our Manager, our Manager may be unable to find suitable replacements, and our operating results could suffer. Competition for highly skilled personnel is intense, and our Manager may be unsuccessful in attracting and retaining such skilled personnel. If our Manager loses or is unable to obtain the services of highly skilled personnel, our ability to implement our investment strategies could be delayed or hindered, and our ability to pay obligations on the Notes may be materially and adversely affected.

We rely on US Capital Global Securities, LLC., our managing broker-dealer, to sell the Notes pursuant to this offering. If our managing broker-dealer is not able to market the Notes effectively, we may be unable to raise sufficient proceeds to meet our business objectives.

US Capital Global Securities, LLC., is our managing broker-dealer for this offering, and we rely on our managing broker-dealer to use its best efforts to sell the Notes offered hereby. It would also be challenging and disruptive to locate an alternative managing broker-dealer for this offering. Without improved capital raising, our portfolio will be smaller relative to our general and administrative costs and less diversified than it otherwise would be, which could adversely affect the value of your investment in us.

Under certain circumstances, we may redeem the Notes before maturity, and you may be unable to reinvest the proceeds at the same or a higher rate of return.

Under certain circumstances, we may redeem all or a portion of the Notes. See “Description of Notes - Optional Redemption” for more information. If redeemed, you may be unable to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return on the Notes.

The Subscription Agreement, the Note and the Security Agreement require holders of Notes to submit any dispute to binding arbitration.

By purchasing the Notes in this offering, you agree to be bound by the arbitration provisions contained in the Subscription Agreement, the Note and the Security Agreement. Pursuant to these provisions, the holders of Notes and the Company agree to resolve disputes, controversies and claims of the holders of Notes through binding arbitration instead of through courts. As arbitration provisions in commercial agreements have generally been respected by federal courts and state courts of Delaware, we believe that the arbitration provisions are enforceable under federal law and the laws of the State of Delaware. As a result, you may not be able to pursue litigation for disputes regarding the Notes in state or federal courts against us or our directors or officers, and any awards or remedies determined by the arbitrators may not be appealed, this may include claims under federal securities law but only in connection with this offering. Additionally you will not be entitled to a jury trial and arbitration rules generally limit discovery, which could impede your ability to bring or sustain claims, and the ability to collect attorneys’ fees or other damages may be limited in the arbitration, which may discourage attorneys from agreeing to represent parties wishing to commence such a proceeding. The arbitration provisions apply to secondary purchasers in the same manner they apply to original purchasers and applies to all Notes and Note holders. Although these arbitration provisions may preclude Holders of Notes from pursuing claims under the U.S. federal securities laws in federal courts they ARE NOT INTENDED TO BE DEEMED A WAIVER OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER AND YOU WILL NOT BE DEEMED TO HAVE WAIVED SUCH COMPLIANCE BY AGREEING TO THE ARBITRATION PROVISIONS.

Risks Related to Our Corporate Structure

Because we are dependent upon our Manger and its affiliates to conduct our operations, any adverse changes in the financial health of our Manger or its affiliates or our relationship with them could hinder our operating performance and our ability to meet our financial obligations.

We are dependent on our Manager, and its affiliates to manage our operations. Our Manager makes all decisions with respect to our management. Any adverse changes in the financial condition of our Manager or our relationship with our Manager could hinder its ability to successfully manage our operations and our portfolio of investments.

You will have no control over changes in our policies and day-to-day operations, which lack of control increases the uncertainty and risks you face as an investor in the Notes. In addition, our Manager, may change our major operational policies without your approval.

Our Manager, determines our major policies, including our policies regarding financing, growth, debt capitalization, and distributions. Our Manager, may amend or revise these and other policies without your approval. As a Noteholder, you will have no rights under the limited liability company agreement of our company, or our “operating agreement.” See “General Information as to Our Company – Operating Agreement” herein for a detailed summary of our operating agreement.

Our Manager is responsible for the day-to-day operations of our company and the selection and management of investments and has broad discretion over the use of proceeds from this offering. Accordingly, you should not purchase Notes unless you are willing to entrust all aspects of the day-to-day management and the selection and management of investments to our Manager. Specifically, our Manager is controlled by Jeffrey Sweeney and Charles Towle and as a result, they will be able to exert significant control over our operations.

Noteholders will have no right to remove our Manager or otherwise change our management, even if we are underperforming and not attaining our investment objectives.

Only the members of our company will have the right to remove our Manager, and currently our Manager is our sole member. Noteholders will have no rights in our management and will have no ability to remove our Manager.

Our Manager and its executive officers will have limited liability for, and will be indemnified and held harmless from, the losses of our company.

Our Manager and its executive officers and their agents and assigns, will not be liable for, and will be indemnified and held harmless (to the extent of our company's assets) from any loss or damage incurred by them, our company or the members in connection with the business of our company resulting from any act or omission performed or omitted in good faith, which does not constitute fraud, willful misconduct, gross negligence or breach of fiduciary duty. A successful claim for such indemnification could deplete our company's assets by the amount paid. See “General Information as to Our Company - Operating Agreement - Indemnification” below for a detailed summary of the terms of our operating agreement.

Risks Related to Conflicts of Interest

Our Manager, its executive officers and its affiliates face conflicts of interest relating to the purchase of assets, and such conflicts may not be resolved in our favor, which could limit our investment opportunities, impair our ability to make distributions and reduce the value of your investment.

The Manager, the Broker-dealer and the Issuer are affiliated entities (the “Affiliated Entities”). Charles Towle is Co-Managing Partner of the Manager; the Division Head and registered principal of the Broker-dealer acting as the placement agent for the offering by the Issuer; and an indirect stockholder and Co-Managing Partner of the Affiliated Entities. Jeffrey Sweeney is Co-Managing Partner of the Manager and an indirect controlling stockholder of the Affiliated Entities. The Manager may act or has acted in the capacity of a financial advisor to portfolio companies to facilitate the structuring of the Issuer.

Conflicts of interest may arise in connection with Mr. Towle’s and Mr. Sweeney’s indirect control of the Affiliated Entities and their involvement in the management of the Issuer and its investments in Securities. Mr. Towle and Mr. Sweeney stand to benefit personally from the fees that the Manager and USCGS will receive from the Company. Conflicts also could arise because the Manager and its affiliates may hold interests in securities of companies in which Mr. Towle and Mr. Sweeney have an interest and may hold future direct or indirect interests in other securities that may be acquired in the future, as well as interests in securities of the Issuer. Investors should be aware that these conflicts of interest, and a number of other conflicts of interest relating to the Manager and its affiliates, are permitted under the terms of the Note Purchase Agreement. See “Conflicts of Interest,” and “Risk Factors – Risks Related to Management of the Issuer.” You should not invest in the Issuer unless you are willing to accept these, as well as other conflicts of interest and the associated risk.

Compensation of our Manager and its Affiliates including the Broker Dealer

Our Manager will not receive fees but will receive as compensation any difference between the interest amount it receives on its investments and the amount paid to Noteholders plus expenses. In addition its Affiliates, which includes the Broker-Dealer, will receive fees which may be altered by side letter agreements in the sole discretion of our Manager and which may not benefit individual Noteholders. The fees that will be paid to the Broker-Dealer are set forth in the contract attached as Exhibit 1A-99 of this Offering Statement.

Our Manger and its affiliates, including its officers, face conflicts of interest caused by compensation arrangements with us and its affiliates, which could result in actions that are not in the long term best interests of our Noteholders.

Our affiliates may receive fees from us. These fees could influence our Manager’s advice to us, as well as the judgment of its officers. Among other matters, the compensation arrangements could affect their judgment with respect to property acquisitions from, or the making of investments in, other programs sponsored by our Manager, which might entitle affiliates of our Manger to fees in connection with its services for the seller. See “Compensation of our Manager and its Affiliates” above for more information.

Considerations relating to their compensation from other programs could result in decisions that are not in the best interests of our Noteholders, which could hurt our ability to perform our obligations related to the Notes or result in a decline in the value of your investment.

If the competing demands for the time of our Manager, its affiliates and its officers result in them spending insufficient time on our business, we may miss investment opportunities or have less efficient operations, which could reduce our profitability and impair our ability to honor our obligations under the Notes.

We do not have any employees. We rely on the employees of our Manager, and its affiliates for the day-to-day operation of our business. The amount of time that our Manger and its affiliates spend on our business will vary from time to time and is expected to be greater while we are raising money and acquiring properties. Our Manger and its affiliates, including its officers, have interests in other programs and engage in other business activities. As a result, they will have conflicts of interest in allocating their time between us and other programs and activities in which they are involved. Because these persons have competing interests on their time and resources, they may have conflicts of interest in allocating their time between our business and these other activities. During times of intense activity in other programs and ventures, they may devote less time and fewer resources to our business than are necessary or appropriate to manage our business. We expect that as our activities expand, our Manger will attempt to hire additional employees who would devote substantially all of their time to our business. There is no assurance that our Manager will devote adequate time to our business. If our Manger suffers or is distracted by adverse financial or operational problems in connection with its operations unrelated to us, it may allocate less time and resources to our operations. If any of these things occur, our ability to honor obligations under the Notes may be adversely affected.

Our Manger will source all of our investments, and existing or future entities or programs sponsored and managed by our Manger may compete with us for, or may participate in, some of those investments, which could result in conflicts of interest.

Our Manager sources investments for many different companies, and may determine that a lending opportunity is appropriate for a particular account, but not for another at its sole discretion. This may result in an opportunity going to another affiliated entity of our Manager and not to our company.

Risks Related to Our Lending and Investment Activities

Our loans and investments expose us to risks associated with debt-oriented investments generally even though backed by gold.

We seek to invest primarily in gold backed debt instruments. As such, we are subject to, among other things, risk of defaults by borrowers in paying debt service on outstanding indebtedness and to other impairments of our loans and investments even though they are backed by gold. Any deterioration of economic fundamentals generally could negatively impact our performance by making it more difficult for borrowers of our loans, or borrower entities, to satisfy their debt payment obligations, increasing the default risk applicable to borrower entities, and/or making it more difficult for us to generate attractive risk-adjusted returns. Changes in general economic conditions will affect the creditworthiness of borrower entities and/or the value of underlying collateral relating to our investments and may include economic and/or market fluctuations, changes in laws, casualty or losses, regulatory limitations on rents, decreases in property values, changes in supply and demand, the financial resources of borrower entities, energy supply shortages, various uninsured or uninsurable risks, natural disasters, pandemics, political events, terrorism and acts of war, changes in government regulations, changes in tax rates and/or tax credits, changes in operating expenses, changes in interest rates, changes in inflation rates, changes in the availability of debt financing, increased loan defaults, increases in borrowing rates, negative developments in the economy and/or adverse changes in the value of gold and other factors that are beyond our control.We cannot predict the degree to which economic conditions generally, the value of gold and the conditions for debt investing in particular, will improve or decline. Any declines in thevalue of gold or performance of global economies or in the debt markets could have a material adverse effect on our business, financial condition, and results of operations.

The continuing spread of a new strain of coronavirus (also known as the COVID-19 virus) may adversely affect our investments and operations.

The World Health Organization has declared the spread of the COVID-19 virus a global pandemic, and the President of the United States has declared a national state of emergency in the United States in response to the outbreak. Considerable uncertainty still surrounds the COVID-19 virus and its potential effects, and the extent of and effectiveness of any responses taken on a national and local level. However, measures taken to limit the impact of this coronavirus, including social distancing and other restrictions on travel, congregation and business operation have already resulted in significant negative short term economic impacts. The long-term impact of this coronavirus on the U.S. and world economies remains uncertain, but can result in long term infrastructure and supply chain disruption, as well as dislocation and uncertainty in the financial markets that could significantly and negatively impact the global, national and regional economies, the length and breadth of which cannot currently be predicted.

To the extent the COVID-19 virus results in a world-wide economic downturn, there may be widespread corporate downsizing and an increase in unemployment.  This could negatively impact our ability to make payments of interest and principal to our Noteholders. Further, continuing shutdowns and economic turmoil may result in delays in the deployment of funds raised in this offering.

Fluctuations in interest rates and credit spreads could reduce our ability to generate income on our loans and other investments, which could lead to a significant decrease in our results of operations, cash flows and the market value of our investments.

Our primary interest rate exposures relate to the yield on our loans and other investments and the financing cost of our debt. Changes in interest rates and credit spreads may affect our net income from loans and other investments, which is the difference between the interest and related income we earn on our interest-earning investments and the interest and related expense we incur in financing these investments. Interest rate and credit spread fluctuations resulting in our interest and related expense exceeding interest and related income would result in operating losses for us. Changes in the level of interest rates and credit spreads also may affect our ability to make loans or investments, the value of our loans and investments and our ability to realize gains from the disposition of assets. Increases in interest rates and credit spreads may also negatively affect demand for loans and could result in higher borrower default rates.

Our operating results depend, in part, on differences between the income earned on our investments, net of credit losses, and our financing costs. The yields we earn on our floating-rate assets and our borrowing costs tend to move in the same direction in response to changes in interest rates. However, one can rise or fall faster than the other, causing our net interest margin to expand or contract. In addition, we could experience reductions in the yield on our investments and an increase in the cost of our financing. Although we seek to match the terms of our liabilities to the expected lives of loans that we acquire or originate, circumstances may arise in which our liabilities are shorter in duration than our assets, resulting in their adjusting faster in response to changes in interest rates. For any period during which our investments are not match-funded, the income earned on such investments may respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may immediately and significantly decrease our results of operations and cash flows and the market value of our investments. In addition, unless we enter into hedging or similar transactions with respect to the portion of our assets that we fund using our balance sheet, returns we achieve on such assets will generally increase as interest rates for those assets rise and decrease as interest rates for those assets decline.

We operate in a competitive market for lending and investment opportunities which may intensify, and competition may limit our ability to originate or acquire desirable loans or dispose of assets we target and could also affect the yields of these assets and have a material adverse effect on our business, financial condition, and results of operations.

We operate in a competitive market for lending opportunities, which may intensify. Our profitability depends, in large part, on our ability to originate or acquire our target assets on attractive terms. In originating or acquiring our target assets, we compete for opportunities with a variety of lenders and investors, including specialty finance companies, public and private funds (including funds managed by affiliates of our Manger), commercial and investment banks, commercial finance and insurance companies and other financial institutions. Some competitors may have a lower cost of funds and access to funding sources that are not available to us, such as the U.S. Government. Many of our competitors are not subject to the operating constraints associated with maintaining an exclusion from regulation under the Investment Company Act. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of loans and investments, offer more attractive pricing or other terms and establish more relationships than us. Furthermore, competition for originations of and investments in our target assets may lead to decreasing yields, which may further limit our ability to generate desired returns. Also, as a result of this competition, desirable loans and investments in our target assets may be limited in the future and we may not be able to take advantage of attractive lending and investment opportunities from time to time, or find gold backed opportunities thereby limiting our ability to identify and originate or acquire loans or make investments that are consistent with our investment objectives. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations.

Prepayment rates may adversely affect our financial performance and the value of certain of our assets.

Our business is currently focused on purchasing loans or other debt instruments secured by gold backed assets. Our borrowers may be able to repay their loans prior to their stated maturities. In periods of declining interest rates and/or credit spreads, prepayment rates on loans generally increase. If general interest rates or credit spreads decline at the same time, the proceeds of such prepayments received during such periods may not be reinvested for some period of time or may be reinvested by us in assets yielding less than the yields on the assets that were prepaid.

Prepayment rates on loans may be affected by a number of factors including, but not limited to, the then-current level of interest rates and credit spreads, the availability of credit, the relative economic vitality of the area in which the businesses are located, the servicing of the loans, possible changes in tax laws, other opportunities for investment, and other economic, social, geographic, demographic and legal factors beyond our control. Consequently, such prepayment rates cannot be predicted with certainty and no strategy can completely insulate us from prepayment or other such risks.

Difficulty in redeploying the proceeds from repayments of our existing loans and investments may cause our financial performance and our ability to fulfill our obligations relative to the Notes.

As our loans are repaid, we will look to redeploy the proceeds we receive into new loans. It is possible that we will fail to identify gold backed or other reinvestment options that would provide returns or a risk profile that is comparable to the asset that was repaid. If we fail to redeploy the proceeds we receive from repayment of a loan in equivalent or better alternatives, our financial performance and our ability to fulfill our obligations related to the Notes will suffer.

If we are unable to successfully integrate new assets and manage our growth, our results of operations and financial condition may suffer.

We may be unable to successfully and efficiently integrate newly-acquired gold backed assets into our existing portfolio or otherwise effectively manage our assets or our growth effectively. In addition, increases in our portfolio of assets and/or changes in the mix of our assets may place significant demands on our Manager’s administrative, operational, asset management, financial and other resources. Any failure to manage increases in size effectively could adversely affect our results of operations, financial condition and ability to fulfill our obligations related to the Notes.

The lack of liquidity in certain of our assets may adversely affect our business.

The illiquidity of certain of our assets may make it difficult for us to sell such investments if the need or desire arises even if gold backed. Certain assets such as loans are relatively illiquid investments due to their short life, even if backed by gold and may be faced with difficulty of recovery in the event of a borrower’s default due to the nature of where assets may be held such as in the United Arab Emirates Moreover, many of the loans and securities we may invest in are not registered under applicable securities laws, resulting in limitations or prohibitions against their transfer, sale, pledge or their disposition except in transactions that are exempt from registration requirements or are otherwise in accordance with such laws. As a result, many of our investments are illiquid, and if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our investments. Further, we may face other restrictions on our ability to liquidate an investment to the extent that we or our Manager (and/or its Affiliates) has or could be attributed as having material, non-public information regarding the borrower entity. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which could adversely affect our results of operations, financial condition and ability to fulfill our obligations related to the Notes.

Any distressed loans or investments we make, or loans and investments that later become distressed, may subject us to losses and other risks relating to bankruptcy proceedings.

Our loans and investments may also include making distressed investments from time to time (e.g., investments in defaulted, out-of-favor or distressed loans and debt securities) or may involve investments that become “sub-performing” or “non-performing” following our acquisition thereof. Certain of our investments may include businesses that typically are highly leveraged, with significant burdens on cash flow and, therefore, involve a high degree of financial risk even though backed by gold. During an economic downturn or recession, loans or securities of financially or operationally troubled borrowers or issuers are more likely to go into default than loans or securities of other borrowers or issuers. Loans or securities of financially or operationally troubled issuers are less liquid and more volatile than loans or securities of borrowers or issuers not experiencing such difficulties. The market prices of such securities are subject to erratic and abrupt market movements and the spread between bid and ask prices may be greater than normally expected. Investment in the loans or securities of financially or operationally troubled borrowers or issuers involves a high degree of credit and market risk even if backed by gold.

In certain limited cases (e.g., in connection with a workout, restructuring and/or foreclosing proceedings involving one or more of our investments), the success of our investment strategy will depend, in part, on our ability to effectuate loan modifications and/or restructure and improve the operations of our borrower entities rather than seeking to acquire collateral. The activity of identifying and implementing successful restructuring programs and operating improvements entails a high degree of uncertainty. There can be no assurance that we will be able to identify and implement successful restructuring programs and improvements with respect to any distressed loans or investments we may have from time to time.

These financial or operating difficulties may never be overcome and may cause borrower entities to become subject to bankruptcy or other similar administrative proceedings. There is a possibility that we may incur substantial or total losses on our investments and in certain circumstances, become subject to certain additional potential liabilities that may exceed the value of our original investment therein, even though we are secured by gold. For example, under certain circumstances, a lender that has inappropriately exercised control over the management and policies of a debtor may have its claims subordinated or disallowed or may be found liable for damages suffered by parties as a result of such actions. In any reorganization or liquidation proceeding relating to our investments, we may lose our entire investment, may be required to accept cash or securities with a value less than our original investment and/or may be required to accept different terms, including payment over an extended period of time. In addition, under certain circumstances, payments to us may be reclaimed if any such payment or distribution is later determined to have been a fraudulent conveyance, preferential payment, or similar transaction under applicable bankruptcy and insolvency laws. Furthermore, bankruptcy laws and similar laws applicable to administrative proceedings may delay our ability to realize value from collateral for loan positions held by us, may adversely affect the economic terms and priority of such loans through doctrines such as equitable subordination or may result in a restructuring of the debt through principles such as the “cramdown” provisions of the bankruptcy laws.

Changes to, or the elimination of, LIBOR may adversely affect interest expense related to our loans and investments.

Regulators and law-enforcement agencies from a number of governments, including entities in the U.S., have been conducting civil and criminal investigations into whether the banks that contributed to the British Bankers’ Association, or the BBA, in connection with the calculation of daily LIBOR may have underreported or otherwise manipulated or attempted to manipulate LIBOR. Several financial institutions have reached settlements with the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice Fraud Section and the U.K. Financial Services Authority in connection with investigations by such authorities into submissions made by such financial institutions to the bodies that set LIBOR and other interbank offered rates. In such settlements, such financial institutions admitted to submitting rates to the BBA that were lower than the actual rates at which such financial institutions could borrow funds from other banks. Additional investigations remain ongoing with respect to other major banks and no assurance can be made that there will not be further admissions or findings of rate setting manipulation or that improper manipulation of LIBOR or other similar inter-bank lending rates will not occur in the future.

Based on a review conducted by the Financial Conduct Authority of the U.K., or the FCA, and a consultation conducted by the European Commission, proposals have been made for governance and institutional reform, regulation, technical changes and contingency planning. In particular: (a) new legislation has been enacted in the United Kingdom pursuant to which LIBOR submissions and administration are now “regulated activities” and manipulation of LIBOR has been brought within the scope of the market abuse regime; (b) legislation has been proposed which if implemented would, among other things, alter the manner in which LIBOR is determined, compel more banks to provide LIBOR submissions, and require these submissions to be based on actual transaction data; and (c) LIBOR rates for certain currencies and maturities are no longer published daily. In addition, pursuant to authorization from the FCA, ICE Benchmark Administration Limited (formerly NYSE Euronext Rate Administration Limited), or the IBA, took over the administration of LIBOR from the BBA on February 1, 2014. Any new administrator of LIBOR may make methodological changes to the way in which LIBOR is calculated or may alter, discontinue or suspend calculation or dissemination of LIBOR.

In a speech on July 27, 2017, Andrew Bailey, the Chief Executive of the FCA, announced the FCA’s intention to cease sustaining LIBOR after 2021. The FCA has statutory powers to require panel banks to contribute to LIBOR where necessary.

The FCA has decided not to ask, or to require, that panel banks continue to submit contributions to LIBOR beyond the end of 2021. The FCA has indicated that it expects that the current panel banks will voluntarily sustain LIBOR until the end of 2021. The FCA’s intention is that after 2021, it will no longer be necessary for the FCA to ask, or to require, banks to submit contributions to LIBOR. The FCA does not intend to sustain LIBOR through using its influence or legal powers beyond that date. It is possible that the IBA and the panel banks could continue to produce LIBOR on the current basis after 2021, if they are willing and able to do so, but we cannot make assurances that LIBOR will survive in its current form, or at all. We cannot predict the effect of the FCA’s decision not to sustain LIBOR, or, if changes are ultimately made to LIBOR, the effect of those changes. Any such changes could increase our financing costs, which could impact our results of operations, cash flows and the market value of our investments.

Our success depends on the availability of attractive investments and our Manager’s ability to identify, structure, consummate, leverage, manage and realize returns on our investments.

Our operating results are dependent upon the availability of, as well as our Manager’s ability to identify, structure, consummate, leverage, manage and realize returns on our investments. In general, the availability of favorable investment opportunities and, consequently, our returns, will be affected by the level and volatility of interest rates and credit spreads, conditions in the financial markets, general economic conditions, the demand for investment opportunities in our target assets and the supply of capital for such investment opportunities. We cannot assure you that our Manager will be successful in identifying and consummating investments that satisfy our rate of return objectives or that such investments, once made, will perform as anticipated.

Our loans and investments may be concentrated in terms of geography and are subject to fluctuations in the value of gold.

We are not required to observe specific diversification criteria. Therefore, our investments may be concentrated in certain investments that may be subject to higher risk of default or foreclosure or secured by property concentrated in a limited number of geographic locations, even if backed by gold.

To the extent that our assets are concentrated in any one region or type of asset, downturns generally relating to such type of asset or region may result in defaults on a number of our investments within a short time period, which could adversely affect our results of operations and financial condition. In addition, because we seek gold backed assets, even modest changes in the value of gold could have a significant impact on the value of our investments. As a result of any high levels of concentration, any adverse economic, political or other conditions that disproportionately affects those geographic areas or gold could have a magnified adverse effect on our results of operations and financial condition, and the value of our  investments could vary more widely than if we invested in a more diverse portfolio.

The due diligence process that our Manager undertakes in regard to investment opportunities may not reveal all facts that may be relevant in connection with an investment and if our Manager incorrectly evaluates the risks of our investments, we may experience losses.

Before making investments for us, our Manager conducts due diligence that it deems reasonable and appropriate based on the facts and circumstances relevant to each potential investment. When conducting due diligence, our Manager may be required to evaluate important and complex business, financial, tax, accounting, environmental and legal issues. Outside consultants, legal advisors, accountants and investment banks may be involved in the due diligence process in varying degrees depending on the type of potential investment. Our Manager’s loss estimates may not prove accurate, as actual results may vary from estimates. If our Manager underestimates the asset-level losses relative to the price we pay for a particular investment, we may experience losses with respect to such investment.

Moreover, investment analyses and decisions by our Manager may frequently be required to be undertaken on an expedited basis to take advantage of investment opportunities. In such cases, the information available to our Manager at the time of making an investment decision may be limited, and they may not have access to detailed information regarding such investment. Therefore, we cannot assure you that our Manager will have knowledge of all circumstances that may adversely affect such investment.

The impact of any future terrorist attacks may expose us to certain risks.

Terrorist attacks, the anticipation of any such attacks, and the consequences of any military or other response by the U.S. and its allies may have an adverse impact on the U.S. financial markets and the economy in general. We cannot predict the severity of the effect that any such future events would have on the financial markets, the economy or our business. Any future terrorist attacks could adversely affect the credit quality of some of our loans and investments and the value of gold. Some of our loans and investments will be more susceptible to such adverse effects than others. We may suffer losses as a result of the adverse impact of any future terrorist attacks and these losses may adversely impact our results of operations.

We may need to foreclose on certain of the debt we acquire, which could result in losses that harm our results of operations and financial condition.

We may find it necessary or desirable to foreclose on certain of the loans or debt we acquire, and the foreclosure process may be lengthy and expensive. If we foreclose on an asset, we may take title to the property securing that asset, and may have difficulty selling the asset based on market conditions

Whether or not we have participated in the negotiation of the terms of any such loans, we cannot assure you as to the adequacy of the protection of the terms of the applicable loan, including the validity or enforceability of the loan and the maintenance of the anticipated priority and perfection of the applicable security interests and the ability to obtain collateral. Furthermore, claims may be asserted by lenders or borrowers that might interfere with enforcement of our rights. Borrowers may resist foreclosure actions by asserting numerous claims, counterclaims and defenses against us, including, without limitation, lender liability claims and defenses, even when the assertions may have no basis in fact, in an effort to prolong the foreclosure action and seek to force the lender into a modification of the loan or a favorable buy-out of the borrower’s position in the loan. It is possible, foreclosure actions to obtain the security may take several years or more to litigate. Even if we are successful in foreclosing on a loan, the liquidation proceeds upon sale of the underlying gold backed assets may not be sufficient to recover our cost basis in the loan, resulting in a loss to us. Furthermore, any costs or delays involved in the foreclosure of the loan or a liquidation of the underlying gold will further reduce the net sale proceeds and, therefore, increase any such losses to us.

Collateral underlying our investments may be subject to unknown liabilities, including environmental liabilities, that could affect the value of our investments, even though gold backed.

Even though gold backed, collateral underlying our investments may be subject to unknown or unquantifiable liabilities that may adversely affect the value of our investments. The discovery of such unknown defects, deficiencies and liabilities could affect the ability of our borrowers to make payments to us or could affect our ability to foreclose and sell the underlying collateral, which could adversely affect our results of operations and financial condition.

We may be subject to lender liability claims, and if we are held liable under such claims, we could be subject to losses.

In recent years, a number of judicial decisions have upheld the right of borrowers to sue lending institutions on the basis of various evolving legal theories, collectively termed “lender liability.” Generally, lender liability is founded on the premise that a lender has either violated a duty, whether implied or contractual, of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or its other creditors or stockholders. We cannot assure prospective investors that such claims will not arise or that we will not be subject to significant liability if a claim of this type did arise.

Any credit ratings assigned to our investments will be subject to ongoing evaluations and revisions and we cannot assure you that those ratings will not be downgraded.

Some of our investments, including the Notes issued in our securitization transactions for which we are required to retain a portion of the credit risk, may be rated by rating agencies. Any credit ratings on our investments are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any such ratings will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. If rating agencies assign a lower-than-expected rating or reduce or withdraw, or indicate that they may reduce or withdraw, their ratings of our investments in the future, the value and liquidity of our investments could significantly decline, which would adversely affect the value of our investment portfolio and could result in losses upon disposition or the failure of borrowers to satisfy their debt service obligations to us.

Investments in non-conforming and non-investment grade rated loans or securities involve increased risk of loss.

Many of our investments may not conform to conventional loan standards applied by traditional lenders and either will not be rated (as is typically the case for private loans) or will be rated as non-investment grade by the rating agencies. Private loans often are not rated by credit rating agencies. Non-investment grade ratings typically result from the overall leverage of the loans, the lack of a strong operating history for the properties underlying the loans, the borrowers’ credit history, the underlying value of gold or other factors. As a result, these investments should be expected to have a higher risk of default and loss than investment-grade rated assets. Any loss we incur may be significant and may adversely affect our results of operations and financial condition. There are no limits on the percentage of unrated or non-investment grade rated assets we may hold in our investment portfolio.

We must manage our portfolio so that we do not become an investment company that is subject to regulation under the Investment Company Act.

Because registration as an investment company would significantly affect our ability to engage in certain transactions or be structured in the manner we currently are, we intend to conduct our business so that we will continue to satisfy the requirements to avoid regulation as an investment company. If we do not meet these requirements, we could be forced to alter our investment portfolio by selling or otherwise disposing of a substantial portion of the assets that do not satisfy the applicable requirements or by acquiring a significant position in assets that are Qualifying Interests. Any such investments may not represent an optimum use of capital when compared to the available investments we and our subsidiaries target pursuant to our investment strategy and present additional risks to us. We continue to analyze our investments and may make certain investments when and if required for compliance purposes. Altering our portfolio in this manner may have an adverse effect on our investments if we are forced to dispose of or acquired assets in an unfavorable market.

If it were established that we were an unregistered investment company, there would be a risk that we would be subject to monetary penalties and injunctive relief in an action brought by the SEC, that we would be unable to enforce contracts with third parties, that third parties could seek to obtain rescission of transactions undertaken during the period it was established that we were an unregistered investment company. In order to comply with provisions that allow us to avoid the consequences of registration under the Investment Company Act, we may need to forego otherwise attractive opportunities and limit the manner in which we conduct our operations. Therefore, compliance with the requirements of the Investment Company Act may hinder our ability to operate solely on the basis of maximizing profits.

The Manager is not registered and does not intend to register as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). If the Manager is required to register as an investment adviser under the Advisers Act, it could impact our operations and possibly reduce your investment return.

The Manager is not currently registered as an investment adviser under the Advisers Act and does not expect to register as an investment adviser because the Company does not believe that it meets the registration requirements under the Advisers Act. In order to fall under the Advisers Act, the Manager must: (i) be in the business of (ii) providing advice or analyses on securities (iii) for compensation. First, the Company does not believe the Manager advises on “securities” because its investments in first-position mortgages are not securities under the Advisers Act. Second, the Company believes that any investments in securities will be solely incidental to its investment strategy and therefore, the Manager would not be considered to be “in the business of” providing advice on securities. Third, whether an adviser has sufficient regulatory assets under management to require registration under the Advisers Act depends on the nature of the assets it manages. In calculating regulatory assets under management, the Manager must include the value of each “securities portfolio” it manages. The Manager expects that our assets will not constitute a securities portfolio so long as a majority of our assets consist of assets that we believe are not securities. However, the SEC will not affirm our determination of what portion of our investments are not securities. As a result, there is a risk that such determination is incorrect and, as a result, our investments are a securities portfolio. In such event, the Manager may be acting as an investment adviser subject to registration under the Advisers Act but not be registered. If our investments were to constitute a securities portfolio, then the Manager may be required to register under the Advisers Act, which would require it to comply with a variety of regulatory requirements under the Advisers Act on such matters as record keeping, disclosure, compliance, limitations on the types of fees it could earn and other fiduciary obligations. As a result, the Manager would be required to devote additional time and resources and incur additional costs to manage our business, which could possibly reduce your investment return.

DESCRIPTION OF BUSINESS AND PROPERTY

The Issuer is a lending company making and managing direct and indirect secured loans to qualified Small and Medium Businesses (“SMBs”) and holding security interests and related assets including, but not limited to gold, commodities, currency  and other liquid and illiquid assets. The Issuer purchases and acquires notes, drafts, acceptances, open accounts receivable and other obligations representing part or all of the sales price of merchandise, insurance and services, including, but not limited to, those relating to purchases of gold, commodities, currency and other liquid and illiquid assets. The Issuer makes loans to manufacturers, wholesalers and retailers of, and to prospective purchases of specified merchandise, insurance and services including, but not limited to, those relating to purchases of gold, commodities, currency  and other liquid and illiquid assets.

USE OF PROCEEDS

We plan to use substantially all of the net proceeds from this offering to make direct and indirect loans secured by gold and gold backed assets.  If we are unable to make loans secured by gold or gold backed assets, we may hold gold and other gold backed assets until such opportunities arise or may issue non-gold backed loans or hold assets that are not gold or gold backed.

PLAN OF DISTRIBUTION

Who May Invest

As a Tier II, Regulation A offering, investors must comply with the 10% limitation to investment in the offering, as prescribed in Rule 251. The only investor in this offering exempt from this limitation is an accredited investor, an "Accredited Investor," as defined under Rule 501 of Regulation D. If you meet one of the following tests you qualify as an Accredited Investor:

You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase the Notes (please see below on how to calculate your net worth);

You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Notes, with total assets in excess of $5,000,000;

You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended, the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940, as amended, the Investment Company Act, or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

You are a trust with total assets in excess of $5,000,000, your purchase of the Notes is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Notes; or

You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser's revenue or net assets (as of the purchaser's most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser's annual income or net worth (please see below on how to calculate your net worth).

NOTE: For the purposes of calculating your net worth, Net Worth is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the donor or grantor is the fiduciary and the fiduciary directly or indirectly provides funds for the purchase of the Notes.

Determination of Suitability

The Selling Group Members and registered investment advisors recommending the purchase of Notes in this offering have the responsibility to make every reasonable effort to determine that your purchase of Notes in this offering is a suitable and appropriate investment for you based on information provided by you regarding your financial situation and investment objectives. In making this determination, these persons have the responsibility to ascertain that you:

•meet the minimum income and net worth standards set forth under “Plan of Distribution – Who May Invest ” above;

•can reasonably benefit from an investment in the Notes based on your overall investment objectives and portfolio structure;

•are able to bear the economic risk of the investment based on your overall financial situation;

•are in a financial position appropriate to enable you to realize to a significant extent the benefits described in this offering circular of an investment in the Notes; and

•have apparent understanding of:

•the fundamental risks of the investment;

•the risk that you may lose your entire investment;

•the lack of liquidity of the Notes;

•the restrictions on transferability of the Notes; and

•the tax consequences of your investment.

Relevant information for this purpose will include at least your age, investment objectives, investment experience, income, net worth, financial situation, and other investments as well as any other pertinent factors. The Selling Group Members and registered investment advisors recommending the purchase of Notes in this offering must maintain, for a six-year period, records of the information used to determine that an investment in Notes is suitable and appropriate for you.

The Offering

We are offering a maximum offering amount of $75,000,000 of the Notes to the public through our managing broker-dealer at a price of $1,000.00 per Note.

Our Manager has arbitrarily determined the selling price of the Notes and such price bears no relationship to our book or asset values, or to any other established criteria for valuing issued or outstanding Notes.

The Notes are being offered on a “best efforts” basis, which means generally that our managing broker-dealer is required to use only its best efforts to sell the Notes and it has no firm commitment or obligation to purchase any of the Notes. The offering will continue until the offering termination. We will conduct closings at periodic times until the offering termination. Once a subscription has been submitted and accepted by the Company, an investor will not have the right to request the return of its subscription payment prior to the next closing date. If subscriptions are received on a closing date and accepted by the Company prior to such closing, any such subscriptions will be closed on that closing date. If subscriptions are received on a closing date but not accepted by the Company prior to such closing, any such subscriptions will be closed on the next closing date. It is expected that settlement will occur on the same day as each closing date. On each closing date, offering proceeds for that closing will be disbursed to us and the Notes purchased will be issued to the investors in the offering. If the Company is dissolved or liquidated after the acceptance of a subscription, the respective subscription payment will be returned to the subscriber. The offering is being made on a best-efforts basis through Crescent Securities Group, Inc., our managing broker-dealer.

Managing Broker-Dealer and Compensation

Selling commissions on the sale of Notes will be 50 bps and will be paid to the Broker-dealer by the Manager. A copy of the agreement is attached hereto as Exhibit 1A-99. Such amount may be subject to adjustment through side letters or other agreements. We have agreed to indemnify our Broker-dealer, the selling group members and selected registered investment advisors, against certain liabilities arising under the Securities Act. However, the SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and is unenforceable.

It is illegal for us to pay or award any commissions or other compensation to any person engaged by you for investment advice as an inducement to such advisor to advise you to purchase the Notes; however, nothing herein will prohibit a registered broker-dealer or other properly licensed person from earning a sales commission in connection with a sale of the Notes.

How to Invest

Subscription Agreement

All investors will be required to complete and execute a subscription agreement in the form attached hereto as Exhibit 1A-1. The subscription agreement is available from your registered representative or financial adviser and should be delivered with your subscription purchase price in accordance with the instructions in the subscription agreement. Once a subscription has been submitted and accepted by the Company, an investor will not have the right to request the return of its subscription payment which will be held in escrow by Bridge Bank until the next closing date. If the Company is dissolved or liquidated after the acceptance of a subscription, the respective subscription payment will be returned to the subscriber.

By completing and executing your subscription agreement or order form you will also acknowledge and represent that you have received a copy of this offering circular, you are purchasing the Notes for your own account and that your rights and responsibilities regarding your Notes will be governed by the Note Agreement included as an exhibit to this offering circular.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

Offering Proceeds will be applied to invest in collateralized senior loans and debt. We will experience a relative increase in liquidity as we receive additional proceeds from the sale of Notes and a relative decrease in liquidity as we spend net offering proceeds in connection with the acquisition and operation of our assets.

The number of loans and other assets that we will acquire will depend upon the number of Notes sold and the resulting amount of the net proceeds available for investment in loans and other assets. Until required for the acquisition or operation of assets or used for distributions, we will keep the net proceeds of this offering at Bridge Bank or another financial institution until deployed.

We intend to make reserve allocations as necessary to meet the necessary covenants of the Notes. If reserves and any other available income become insufficient to meet our covenants and cover our operating expenses and liabilities, it may be necessary to obtain additional funds by borrowing, restructuring or selling loans loans or liquidating our investment in one or more assets. There is no assurance that such funds will be available, or if available, that the terms will be acceptable to us. Additionally, our ability to borrow additional funds will be limited by the restrictions placed on our borrowing activities by our outstanding Notes and Security Agreements. You understand that it will not constitute a default we are unable to obtain funds to cover our obligations.

Results of Operations

Having conducted limited operations, our management is not aware of any material trends or uncertainties, favorable or unfavorable, other than national economic conditions affecting our targeted assets, which may be reasonably anticipated to have a material impact on the capital resources and the revenue or income to be derived from the operation of our assets.

Liquidity and Capital Resources

We are offering and selling to the public in this offering up to $75,000,000 of Notes. Our principal demands for cash will be for acquisition costs, including the purchase price of any loans or other assets we acquire, the payment of our operating and administrative expenses, and all continuing debt service obligations, including our debt service on the Notes. Generally, we will fund additional acquisitions from the net proceeds of this offering. We intend to acquire additional assets with cash and/or debt. As we are primarily dependent on capital raised in this offering to conduct our business, our investment activity over the next twelve (12) months may be dictated by the capital raised in this offering. We expect to originate or acquire loans and meet our business objectives regardless of the amount of capital raised in this offering. If the capital raised in this offering is insufficient to purchase assets solely with cash, we may implement a strategy of utilizing a mix of cash and debt to acquire assets.

We anticipate that adequate cash will be generated from operations to fund our operating and administrative expenses, and all continuing debt service obligations, including the debt service obligations of the Notes. However, our ability to finance our operations is subject to some uncertainties. Our ability to generate working capital is dependent the performance of the of each of our assets and the economic and business environments of the various markets in which our underlying collateral is located. Our ability to liquidate our assets is partially dependent upon the state of the economy and the ability of debtors to obtain financing at reasonable commercial rates. In general, we intend to pay debt service from cash flow obtained from operations. If cash flow from operations is insufficient then we may exercise the option to partially leverage the asset to increase liquidity. If we have not generated sufficient cash flow from our operations and other sources, such as from borrowings, we may use funds out of our Note Service Reserve. Moreover, our Manager may change this policy, in its sole discretion, at any time to facilitate meeting its cash flow obligations. If we are unable to pay interest it will not be a default of our obligations. See "Description of Notes - Certain Covenants" in this offering circular for more information.

Potential future sources of capital include secured or unsecured financings from banks or other lenders, establishing additional lines of credit, proceeds from the sale of assets and undistributed cash flow, subject to the limitations previously described. Note that, currently, we have not identified any additional source of financing, other than existing investments and the proceeds of this offering, and there is no assurance that such sources of financing will be available on favorable terms or at all.

GENERAL INFORMATION AS TO OUR COMPANY

Our Company US Capital Global Lending, LLC, a Delaware limited liability company (“Issuer”) was formed on July 30, 2019. The Issuer is a lending company making and managing direct and indirect secured loans to qualified Small and Medium Businesses (“SMBs”) and holding security interests and related assets including, but not limited to gold, commodities, currency  and other liquid and illiquid assets. The Issuer purchases and acquires notes, drafts, acceptances, open accounts receivable and other obligations representing part or all of the sales price of merchandise, insurance and services, including, but not limited to, those relating to purchases of gold, commodities, currency and other liquid and illiquid assets. The Issuer makes loans to manufacturers, wholesalers and retailers of, and to prospective purchases of specified merchandise, insurance and services including, but not limited to, those relating to purchases of gold, commodities, currency  and other liquid and illiquid assets. The Issuer has operated successfully to date and has audited financials.

The investment objective of the Issuer is to repay its obligations by making secured direct and indirect debt investments in small and medium-sized businesses (SMBs) and holding assets such as gold, commodities, currency  and other liquid and illiquid assets. The Fund will seek to primarily make senior secured loans of $1 million to $10 million to qualifying SMBs. The

Issuer believes that there continues to be a thriving SMB segment seeking such alternative debt financing and looks for parties that have robust proprietary flow of lending opportunities such as its affiliate US Capital Global Partners, LLC (“US Capital Global Partners”), and believes that ongoing lending opportunities continue to exist. Additionally since Issuer will hold gold asset backed security interests relating to the Notes issued in this offering, the Issuer may have less risk than if it did not hold assets or made unsecured loans.

Our principal executive offices are located at 1 Ferry Building Suite 201, San Francisco, California 94111, and our telephone number is (415) 889-1010. For more information on our Manger, its website is www.uscapglobal.com. The information on, or otherwise accessible through, our Manger’s website does not constitute a part of this Offering Circular.

Our Manger. US Capital Global Investment Management, LLC, a Delaware limited liability company (”Manager”) is responsible for loan creation, servicing and operational oversight of the Issuer. Our Manger is a San Francisco, California based full-service private financial group with an established track record in investment banking, wealth management and capital formation services. It leverages the latest FinTech and RegTech innovation to provide sophisticated debt, equity, and investment products to lower middle market companies and investors.

Operating Agreement

Management and Membership

Our management is entrusted solely to our Manager, which is also our sole member. Only our Manager, as our sole member, has the right to remove itself as our manager. Under our operating agreement, our Manager, as the manager and sole member, has complete and absolute control over us.

Indemnification

Our operating agreement limits the liability of our Manager. See "Limitations on Liability" in this offering circular for more information.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the Notes, but does not purport to be a complete analysis of all potential tax consequences. The discussion is based upon the Code, current, temporary and proposed U.S. Treasury regulations issued under the Code, or collectively the Treasury Regulations, the legislative history of the Code, IRS rulings, pronouncements, interpretations and practices, and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a Noteholder. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such Noteholder’s particular circumstances or to Noteholders subject to special rules, including, without limitation:

•a broker-dealer or a dealer in securities or currencies;

•an S corporation;

•a bank, thrift or other financial institution;

•a regulated investment company or a real estate investment trust;

•an insurance company

•a tax-exempt organization;

•a person subject to the alternative minimum tax provisions of the Code;

•a person holding the Notes as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction;

•a partnership or other pass-through entity;

•a person deemed to sell the Notes under the constructive sale provisions of the Code;

•a U.S. person whose “functional currency” is not the U.S. dollar; or

•a U.S. expatriate or former long-term resident.

In addition, this discussion is limited to persons that purchase the Notes in this offering for cash and that hold the Notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the effect of any applicable state, local, non-U.S. or other tax laws, including gift and estate tax laws.

As used herein, “U.S. Holder” means a beneficial owner of the Notes that is, for U.S. federal income tax purposes:

•an individual who is a citizen or resident of the U.S.;

•a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons that have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes holds the Notes, the tax treatment of an owner of the entity generally will depend upon the status of the particular owner and the activities of the entity. If you are an owner of an entity treated as a partnership for U.S. federal income tax purposes, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of the Notes.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Notes or that any such position would not be sustained.

THIS SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS, POTENTIAL CHANGES IN APPLICABLE TAX LAWS AND THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS, AND ANY TAX TREATIES.

U.S. Holders

Interest

U.S. Holder generally will be required to recognize and include in gross income any stated interest as ordinary income at the time it is paid or accrued on the Notes in accordance with such holder’s method of accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition of the Notes

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption (including a partial redemption), retirement or other taxable disposition of a Note equal to the difference between the sum of the cash and the fair market value of any property received in exchange therefore (less a portion allocable to any accrued and unpaid stated interest, which generally will be taxable as ordinary income if not previously included in such holder’s income) and the U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note (or a portion thereof) generally will be the U.S. Holder’s cost therefore decreased by any payment on the Note other than a payment of qualified stated interest. This gain or loss will generally constitute capital gain or loss. In the case of a non-corporate U.S. Holder, including an individual, if the Note has been held for more than one year, such capital gain may be subject to reduced federal income tax rates. The deductibility of capital losses is subject to certain limitations.

Medicare Tax

Certain individuals, trusts and estates are subject to a Medicare tax of 3.8% on the lesser of (i) ”net investment income”, or (ii) the excess of modified adjusted gross income over a threshold amount. Net investment income generally includes interest income and net gains from the disposition of Notes unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. Holders are encouraged to consult with their tax advisors regarding the possible implications of the Medicare tax on their ownership and disposition of Notes in light of their individual circumstances.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives interest and principal payments on the Notes or proceeds upon the sale or other disposition of such Notes (including a redemption or retirement of the Notes). Certain holders (including, among others, corporations and certain tax-exempt organizations) generally are not subject to information reporting or backup withholding. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and:

•such holder fails to furnish its taxpayer identification number, or TIN, which, for an individual is ordinarily his or her social security number;

•the IRS notifies the payor that such holder furnished an incorrect TIN;

•in the case of interest payments such holder is notified by the IRS of a failure to properly report payments of interest or dividends;

•in the case of interest payments, such holder fails to certify, under penalties of perjury, that such holder has furnished a correct TIN and that the IRS has not notified such holder that it is subject to backup withholding; or

•such holder does not otherwise establish an exemption from backup withholding.

A U.S. Holder should consult its tax advisor regarding its qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability or may be refunded, provided the required information is furnished in a timely manner to the IRS.

Non-U.S. Holders are encouraged to consult their tax advisors.

ERISA CONSIDERATIONS

The following is a summary of material considerations arising under ERISA and the prohibited transaction provisions of the Code that may be relevant to a prospective investor, including plans and arrangements subject to the fiduciary rules of ERISA and plans or entities that hold assets of such plans (“ERISA Plans”); plans and accounts that are not subject to ERISA but are subject to the prohibited transaction rules of Section 4975 of the Code, including IRAs, Keogh plans, and medical savings accounts (together with ERISA Plans, “Benefit Plans” or “Benefit Plan Investors”); and governmental plans, church plans, and foreign plans that are exempt from ERISA and the prohibited transaction provisions of the Code but that may be subject to state law or other requirements, which we refer to as Other Plans. This discussion does not address all the aspects of ERISA, the Code or other laws that may be applicable to a Benefit Plan or Other Plan, in light of their particular circumstances.

In considering whether to invest a portion of the assets of a Benefit Plan or Other Plan, fiduciaries should consider, among other things,

•whether the investment:

•will be consistent with applicable fiduciary obligations;

•will be in accordance with the documents and instruments covering the investments by such plan, including its investment policy;

•in the case of an ERISA plan, will satisfy the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA, if applicable, and other provisions of the Code and ERISA;

•will impair the liquidity of the Benefit Plan or Other Plan;

•will result in unrelated business taxable income to the plan; and

•will provide sufficient liquidity, as there may be only a limited or no market to sell or otherwise dispose of our Notes.

ERISA and the corresponding provisions of the Code prohibit a wide range of transactions involving the assets of the Benefit Plan and persons who have specified relationships to the Benefit Plan, who are “parties in interest” within the meaning of ERISA and, “disqualified persons” within the meaning of the Code. Thus, a designated plan fiduciary of a Benefit Plan considering an investment in our shares should also consider whether the acquisition or the continued holding of our shares might constitute or give rise to a prohibited transaction. Fiduciaries of Other Plans should satisfy themselves that the investment is in accord with applicable law.

Section 3(42) of ERISA and regulations issued by the Department of Labor, or DOL, provide guidance on the definition of plan assets under ERISA. These regulations also apply under the Code for purposes of the prohibited transaction rules. Under the regulations, if a plan acquires an equity interest in an entity which is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act, the plan’s assets would include both the equity interest and an undivided interest in each of the entity’s underlying assets unless an exception from the plan asset regulations applies

We do not believe the DOL’s plan assets guidelines apply to our Notes or our company because our Notes are debt securities and not equity interests in us.

If the underlying assets of our company were treated by the Department of Labor as “plan assets,” the management of our company would be treated as fiduciaries with respect to Benefit Plan Noteholders and the prohibited transaction restrictions of ERISA and the Code could apply to transactions involving our assets and transactions with “parties in interest” (as defined in ERISA) or “disqualified persons” (as defined in Section 4975 of the Code) with respect to Benefit Plan Noteholders. If the underlying assets of our company were treated as “plan assets,” an investment in our company also might constitute an improper delegation of fiduciary responsibility to our company under ERISA and expose the ERISA Plan fiduciary to co-fiduciary liability under ERISA and might result in an impermissible commingling of plan assets with other property.

If a prohibited transaction were to occur, an excise tax equal to 15% of the amount involved would be imposed under the Code, with an additional 100% excise tax if the prohibited transaction is not “corrected.” Such taxes will be imposed on any disqualified person who participates in the prohibited transaction. In addition, our Manager, and possibly other fiduciaries of Benefit Plan Noteholders subject to ERISA who permitted such prohibited transaction to occur or who otherwise breached their fiduciary responsibilities, could be required to restore to the plan any losses suffered by the ERISA Plan or any profits realized by these fiduciaries as a result of the transaction or beach. With respect to an IRA or similar account that invests in our company, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiary, would cause the IRA to lose its tax-exempt status. In that event, the IRA or other account owner generally would be taxed on the fair market value of all the assets in the account as of the first day of the owner’s taxable year in which the prohibited transaction occurred.

DESCRIPTION OF NOTES

This description sets forth certain terms of the Notes that we are offering pursuant to this offering circular. We refer you to the Note Agreement provided as an Exhibit for a full disclosure of all such terms, as well as any other capitalized terms used in this offering circular for which no definition is provided.

Because this section is a summary, it does not describe every aspect of the Notes. We urge you to read the Note Agreement because that document and not this summary defines your rights as a Noteholder. Please review a copy of the Note Agreement. The Note Agreement is filed as an exhibit to the offering statement, of which this offering circular is a part, at www.sec.gov. You may also obtain a copy from us without charge. See “Where You Can Find More Information” for more information. You further agree that the Note Agreement may distributed to you in a digital form or converted at any time, and you will agree to its terms electronically.

Ranking

The Notes will be our direct, Gold Backed obligations and will rank:

pari passu in right of payment with all our other gold backed indebtedness from time to time outstanding but junior to certain other outstanding notes on all our assets which are not gold or gold backed.

Interest

The Notes will bear interest quarterly at a rate equal to 7.00% per year compounded quarterly, subject to the availability of funds.

Interest will be paid to the record holders of the Notes quarterly in arrears, within 30 days of the quarter end, for the preceding fiscal quarter, beginning on such payment date immediately following the first full fiscal quarter after the initial closing in the offering and continuing until the Maturity Date, subject to the availability of funds. Interest will accrue and be paid on the basis of a 360-day year consisting of twelve 30-day months.

Upon maturity or renewal, we will make a payment to the Noteholders as described herein.

Manner of Offering

The offering is being made on a best-efforts basis through our managing broker-dealer and selling group members. Neither our managing broker-dealer, nor any selling group member, will be required to purchase any of the Notes.

Maturity and Renewal

The Notes will mature sixty months after they are issued. We will provide notice of maturity within 180 days prior to maturity. The Noteholders may respond to such notice and each may elect to have its Notes redeemed within 150 days prior to maturity. If a Noteholder does not elect to have its Notes redeemed in its response to the notice and if the Company does not otherwise redeem the Notes as otherwise described herein, immediately before maturity, the Notes will be automatically renewed for five years from the maturity date and at the same interest rate. If a Noteholder elects to be redeemed, we may, at our option, extend the maturity of the Notes held by such Noteholder for an additional six months to facilitate our redemption of those Notes by providing written notice of such extension after the election by the Noteholder to be redeemed and at least 60 days prior to the maturity date.

For any Notes offered hereby that mature after the three-year anniversary of the commencement of this offering, we expect that the renewal of such Notes may require us to file a new offering statement. In such a case, the new offering statement must be declared qualified before we will be able to renew your Note. In this event, if the new offering statement has not yet been filed or become effective, we will extend your period to elect to be redeemed until ten days following the date of our notice to you that the new offering statement has become effective, which notice will include a new offering circular.

THE REQUIRED INTEREST PAYMENTS AND PRINCIPAL PAYMENT ARE NOT A GUARANTY OF ANY RETURN TO YOU NOR ARE THEY A GUARANTY OF THE RETURN OF YOUR INVESTED CAPITAL. While our company is required to make interest payments and principal payment as described in the Note Agreement and above, our ability to honor these obligations will be subject to our ability to generate sufficient cash flow or procure additional financing in order to fund those payments. If we cannot generate sufficient cash flow or procure additional financing to honor these obligations, we may be forced to sell some or all of our company’s assets to fund the payments, or we may not be able to fund the payments in their entirety or at all. If we cannot fund the above payments, Noteholders will have claims against us with respect to such violation.

Noteholder Redemption

The Noteholders will have the right to have their Notes redeemed after Maturity with 90 days prior written notice to Company subject to the availability of funds. If sufficient funds are not available for redemption a Noteholder may request redemption in the following quarter and any priority it for redemption will be maintained based on the date of the initial request.

Optional Redemption

The Notes may be redeemed at our option at no penalty at any time. We may extend maturity on the Notes for six months in order to facilitate redemption of the Notes in our sole discretion. If the Notes are renewed for an additional term, we may redeem the Notes at any time during such renewal period. Any redemption will occur at a price equal to the then outstanding principal amount of the Notes, plus any accrued but unpaid interest.

Merger, Consolidation or Sale

We may consolidate or merge with or into any other corporation, and we may sell, lease or convey all or substantially all of our assets to any corporation, provided that the successor entity, if other than us:

is organized and existing under the laws of the United States of America or any United States, or U.S., state or the District of Columbia; and

assumes all of our obligations to perform and observe all of our obligations under the Notes;

and provided further that no event of default under the Note Agreement shall have occurred and be continuing.

The Note Agreement does not provide for any right of acceleration in the event of a consolidation, merger, sale of all or substantially all of the assets, recapitalization or change in our stock ownership. In addition, the Note Agreement does not contain any provision which would protect the Noteholders against a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

Event of Default

The following are events of default under the Note Agreement with respect to the Notes:

•default in the payment of interest on the Notes, which continues for 60 days, but only if sufficient funds are available.

•default in the payment of any principal of the Notes when due, which continues for 60 days, a cure period if sufficient funds are available;

•default in the performance of any other obligation or covenant contained in the Note Agreement or in this offering circular for the benefit of the Notes, which continues for 120 days after written notice, a cure period;

•specified events in bankruptcy, insolvency or reorganization of us;

•any final and non-appealable judgment or order for the payment of money in excess of $25,000,000 singly, or in the aggregate for all such final judgments or orders against all such Persons is rendered against us and is not paid or discharged; and

•if funds are not available to pay interest at a rate equal to 7.00% per year compounded quarterly, the Company will endeavor to pay interest in an amount equal to the sum of cash interest collected by the Company in any given quarter as allocated to each Noteholder in proportion to the percentage of Notes held by each Noteholder out of the total amount of Notes outstanding, however in no event shall a failure to make payment constitute a default if sufficient funds are not available.

Remedies if an Event of Default Occurs

Subject to any respective cure period, if an event of default occurs and is continuing, the Noteholders of not less than a majority in aggregate principal amount of the Notes may declare the principal thereof and all unpaid interest thereon to be due and payable immediately. In such event, they will have the right force us to sell any assets held by us. We will be required to contribute the proceeds of any such sale to the repayment of the Notes.

At any time after the Noteholders have accelerated the repayment of the principal and all unpaid interest on the Notes, but before a judgment or decree for payment of money due is entered, the Noteholders of a majority in aggregate principal amount of outstanding Notes may rescind and annul that acceleration and its consequences, provided that all payments and/or deliveries due, other than those due as a result of acceleration, have been made and all events of default have been remedied or waived.

The Noteholders of a majority in principal amount of the outstanding Notes may waive any default.

Delivery and Form

A Note Agreements will be issued to investors in the form attached hereto as an exhibit and delivered to Noteholders after full execution.

Binding Arbitration.

The Subscription Agreement, the Note and the Security Agreement require holders of Notes to submit any dispute to binding arbitration.

By purchasing the Notes in this offering, you agree to be bound by the arbitration provisions contained in the Subscription Agreement, the Note and the Security Agreement. Pursuant to these provisions, the holders of Notes and the Company agree to resolve disputes, controversies and claims of the holders of Notes through binding arbitration instead of through courts. As arbitration provisions in commercial agreements have generally been respected by federal courts and state courts of Delaware, we believe that the arbitration provisions are enforceable under federal law and the laws of the State of Delaware. As a result, you may not be able to pursue litigation for disputes regarding the Notes in state or federal courts against us or our directors or officers, and any awards or remedies determined by the arbitrators may not be appealed, this may include claims under federal securities law but only in connection with this offering. Additionally you will not be entitled to a jury trial and arbitration rules generally limit discovery, which could impede your ability to bring or sustain claims, and the ability to collect attorneys’ fees or other damages may be limited in the arbitration, which may discourage attorneys from agreeing to represent parties wishing to commence such a proceeding. The arbitration provisions apply to secondary purchasers in the same manner they apply to original purchasers and applies to all Notes and Note holders. Although these arbitration provisions may preclude Holders of Notes from pursuing claims under the U.S. federal securities laws in federal courts they ARE NOT INTENDED TO BE DEEMED A WAIVER OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER AND YOU WILL NOT BE DEEMED TO HAVE WAIVED SUCH COMPLIANCE BY AGREEING TO THE ARBITRATION PROVISIONS.

MANAGERS AND EXECUTIVE OFFICERS

Set forth below is biographical information for our executive officers.

Name	Position	Age	Term	Hours per Week
Jeffrey Sweeney	Managing Partner of Sole Member US Capital Global Investment Management LLC		None	1-2
Charles Towle	Co-Managing Partner of Sole Member US Capital Global Investment Management LLC		None	1-2

Jeffrey Sweeney, Founder and Managing Partner

A seasoned industry veteran with deep experience in structured debt finance, Jeffrey Sweeney is Chairman and CEO at US Capital Global, a full-service private financial group headquartered in San Francisco, CA. Since 1998, the US Capital Global team has been providing well-structured, custom financing solutions to private and public companies with $5 million to $100 million in sales. The group makes direct debt investments between $500,000 and $50 million, participates in debt facilities, and originates and carries out due diligence on debt and equity private placements. The group also offers financial advisory services for capital formation through private placements, including early-stage or later-stage financings requiring equity or debt and buy-side and sell-side M&A through its registered broker dealer entity, US Capital Global Securities, LLC. Until September 2014, Mr. Sweeney served as a Managing Partner at Breakwater Investment Management, LLC (“Breakwater”), a Los Angeles-based private investment firm that is the General Partner of Breakwater Structured Growth Opportunities Fund LP (the “Prior Fund”).1 The investment objective of the Prior Fund was to generate both current income and capital appreciation through direct debt investments accompanied with equity participation rights, primarily in growth-oriented companies in the United States. In 2009, as a Managing Partner, Mr. Sweeney established the Prior Fund and was primarily responsible for architecting its structure, strategy, and portfolio management techniques. A lead member of the Prior Fund’s Investment Committee, Mr. Sweeney played a key role in approving the Prior Fund’s investments and also brought in a majority of its investors. The Prior Fund developed an impressive five-year track record from its inception in early 2009, despite the slow and drawn-out economic recovery and ongoing turbulence in the global markets. He grew the business to over $4 Billion in lending opportunities each year. In 2014, Mr. Sweeney sold his interest and formally separated from the management of the Prior Fund, freeing him to create US Capital Global Investment Management, LLC and establish a family of US Capital funds focusing on attractive market niches and alternative asset management strategies. In 2015, Mr. Sweeney launched US Capital Business Credit Income Fund, a $250 million fund that aims to both preserve principal and achieve consistent attractive returns by making primarily senior debt investments in small and lower middle market private and public companies located primarily in the United States.

Charles V. Towle, Co-Managing Partner – US Capital Global Investment Management

Charles Towle is Co-Managing Partner at US Capital Global Investment Management, LLC and a member of its Investment Committee. He also serves as the Division Head and licensed principal of US Capital Global Securities, LLC, a broker-dealer that serves as distributor for the Fund and other investment vehicles structured by US Capital Global Investment Management, LLC. In addition, Mr. Towle is Managing Partner at US Capital Global. Since joining in 2006, Mr. Towle has helped grow the firm into a leading private investment bank for small and medium-sized businesses in the United States. As Managing Partner, Mr. Towle oversees US Capital Global’s banking professionals, in addition to the firm’s established affiliates and institutional investors. A structured funding and corporate finance specialist, Mr. Towle has over 10 years of business development, asset management, corporate finance, capital markets, and general business management experience. Prior to joining US Capital Global, Mr. Towle gained extensive entrepreneurial and investment experience, serving as a limited partner, financial officer, or board member of various investment and endowment funds and small and medium-sized businesses, both in the United States and abroad. Mr. Towle has served as a board member for Turnaround Management Association (TMA). Currently, he sits on the National Board of the Commercial Finance Association (CFA), and remains a member of TMA and Association for Corporate Growth (ACG). Mr. Towle chairs the finance committees of two educational trusts, and serves as a board member of Bhakti Projects, Inc., an international nonprofit. He actively supports several local and international nonprofits, including The Puente Project in California and Food for Life in India. In addition, he collaborates with Cranmore Foundation, a thought leader in organizational wisdom. Mr. Towle received a B.S. in Business Administration

(emphasis in Corporate Finance and International Business) and an M.B.A. (emphasis in Sustainable Business) from San Francisco State University. He holds Series 24 and 79 designations from FINRA.

COMPENSATION

There are no management fees payable by the Company in connection with the Offering. Any compensation would be earned from the difference between loans made by the Company and funds received.

Name	Capacity	Cash Compensation	Other Compensation	Total
Jeffrey Sweeney	Managing Partner of Sole Member US Capital Global Investment Management LLC	0	0	0
Charles Towle	Co-Managing Partner of Sole Member US Capital Global Investment Management LLC	0	0	0

SECURITY OWNERSHIP

The Issuer is 100% owned by US Capital Global Investment Management LLC its Sole Member.

Title of Class	Name and Address of Beneficial Owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of Class
Membership	US Capital Global Investment Management LLC 1 Ferry Building, Suite 201 San Francisco, California 94111	100% membership interest	0	100%

LIMITATIONS ON LIABILITY

Our Manager and executive officers, if any are appointed by our Manager, will owe fiduciary duties to our company and our members in the manner prescribed in the Delaware Limited Liability Company Act and applicable case law. Neither our Manager nor any executive officer will owe fiduciary duties to our Noteholders. Our Manager is required to act in good faith and in a manner that it determines to be in our best interests. However, nothing in our operating agreement precludes our Manager or executive officers or any affiliate of our Manager or any of their respective officers, directors, employees, members or trustees from acting, as a director, officer or employee of any corporation, a trustee of any trust, an executor or administrator of any estate, a member of any company or an administrative official of any other business entity, or from receiving any compensation or participating in any profits in connection with any of the foregoing, and neither our company nor any member shall have any right to participate in any manner in any profits or income earned or derived by our Manager or any affiliate thereof or any of their respective officers, directors, employees, members or trustees, from or in connection with the conduct of any such other business venture or activity. Our Manager, its executive officers, any affiliate of any of them, or any shareholder, officer, director, employee, partner, member or any person or entity owning an interest therein, may engage in or possess an interest in any other business or venture of any nature or description, provided that such activities do not compete with the business of our company or otherwise breach their agreements with our company; and no member or other person or entity shall have any interest in such other business or venture by reason of its interest in our company.

Our Manager or executive officers have no liability to our company or to any member for any claims, costs, expenses, damages, or losses suffered by our company which arise out of any action or inaction of any manager or executive officer if such manager or executive officer meets the following standards: (i) such manager or executive officer, in good faith, reasonably determined that such course of conduct or omission was in, or not opposed to, the best interests of our company, and (ii) such course of conduct did not constitute fraud, willful misconduct or gross negligence or any breach of fiduciary duty to our company or its members. These exculpation provisions in our operating agreement are intended to protect our Manager and executive officers from liability when exercising their business judgment regarding transactions we may enter into.

Insofar as the foregoing provisions permit indemnification or exculpation of our Manager, executive officers or other persons controlling us from liability arising under the Securities Act, we have been informed that in the opinion of the SEC this indemnification and exculpation is against public policy as expressed in the Securities Act and is therefore unenforceable.

INDEPENDENT AUDITORS

The financial statements of our company, which comprise the balance sheet as of December 31, 2021 and the related statements of operations, members' equity and cash flows for the period from July 30, 2019 (date of inception) through December 31, 2021 included in this offering circular and the related notes to those financial statements, have been audited by Omar Alnuaimi, CPA, Naper CPA Group, an independent public accounting firm, as stated in their report appearing elsewhere herein.

LEGAL MATTERS

Certain legal matters in connection with this offering, including the validity of the Notes, will be passed upon for us by Sances Law, P.C.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Our Manger maintains a website, https://www.uscapglobal.com, which contains additional information concerning us, our Manager. We will file, annual, semi-annual and special reports, and other information, as applicable, with the SEC. You may read and copy any document filed with the SEC at the SEC's public company reference room at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site that contains reports, and informational statements, and other information regarding issuers that file electronically with the SEC (http://www.sec.gov).

Our company has filed an offering statement of which this offering circular is a part with the SEC under the Securities Act. The offering statement contains additional information about us. You may inspect the offering statement without charge at the office of the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

This offering circular does not contain all of the information included in the offering statement. We have omitted certain parts of the offering statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the offering statement, which may be found at the SEC's website at http://www.sec.gov. Statements contained in this offering circular and any accompanying supplement about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. Please refer to the actual exhibit for a more complete description of the matters involved.

INDEPENDENT ACCOUNTANT AUDIT REPORT

To the Management of US CAPITAL GLOBAL LENDING LLC

I have audited the accompanying financial statements of US CAPITAL GLOBAL LENDING LLC (the “Company”), which comprise the Balance Sheet as of December 31, 2021, the related Profit & Loss Statement, the related Statement of Cashflows, and the related Statement of Shareholders Equity for the 12-month period then ended, and the related notes to the financial statements.

Opinion

In my opinion, the financial statements and the related notes to the financial statements, referred to above present fairly, in all material respects, the financial position of US CAPITAL GLOBAL LENDING LLC as of December 31, 2021, and the results of its operations and its cash flows for the period then ended in accordance with accounting principles generally accepted in the United States of America.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

My responsibility is to express an opinion on these financial statements based on my audit. I conducted the audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, I express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.

/s/ Omar Alnuaimi, CPA

Naperville, IL

June 23, 2022

US CAPITAL GLOBAL LENDING LLC

BALANCE SHEET

AS OF DECEMBER 31, 2021

	12/31/21	12/31/20*

ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$211,663	$6,443
Note Receivable – Current Portion	370,988	400,000
Interest Receivable – Current Portion	40,000	15,967
TOTAL CURRENT ASSETS	622,651	422,410

NON-CURRENT ASSETS
Note Receivable	1,629,013	1,600,000
Interest Receivable	-	63,868
TOTAL NON-CURRENT ASSETS	1,629,013	1,663,868

TOTAL ASSETS	2,251,663	2,086,278

LIABILITIES AND OWNER’S EQUITY

CURRENT LIABILITIES
Notes Payable – Current Portion	266,733	292,680
Interest Payable – Current Portion	-	7,359
TOTAL CURRENT LIABILITIES	266,733	300,039

NON-CURRENT LIABILITIES
Notes Payable	1,636,064	1,170,720
Interest Payable	-	29,435
TOTAL NON-CURRENT LIABILITIES	1,636,064	1,200,155

TOTAL LIABILITIES	1,902,798	1,500,194

OWNER’S EQUITY
Retained Earnings (Deficit)	345,302	575,011
Net Income (Loss)	3,563	11,074
TOTAL SHAREHOLDERS’ EQUITY	348,865	586,085

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,251,663	$2,086,278

*     For comparative purposes only

See Independent Accountant's Audit Report and accompanying notes, which are an integral part of these financial statements.

US CAPITAL GLOBAL LENDING LLC

PROFIT & LOSS STATEMENT

FOR THE YEAR ENDED DECEMBER 31, 2021

	2021	2020*

Revenue
Revenue – Interest Income	$160,000	$79,836
Total Revenue	160,000	79,836
Cost of Sales	-	-
Gross Profit	160,000	79,836

Operating Expense
Interest Expense	130,722	45,452
Charitable Contributions	26,400	23,200
Total Operating Expenses	157,122	68,652

Net Income (Loss) from Operations	2,878	11,184

Other Income (Expense)
Misc. Income (Expense)	685	(110)
Total Other Income (Expense)	685	(110)

Net Income (Loss) Before Provision for Income Tax	3,563	11,074

Provision for Income Taxes	-	-

Net Income (Loss)	$3,563	$11,074

*     For comparative purposes only

See Independent Accountant's Audit Report and accompanying notes, which are an integral part of these financial statements.

US CAPITAL GLOBAL LENDING LLC

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2021

	2021	2020*

OPERATING ACTIVITIES
Net Income (Loss)	$3,563	$11,074
Non-Cash Adjustments
Decrease (increase) in Interest Payable	(36,794)	36,794
Increase (decrease) in Interest Receivable	39,835	(79,836)

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	6,604	(31,968)

INVESTING ACTIVITIES
Notes Receivable	-	(2,000,000)

NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES	-	(2,000,000)

FINANCING ACTIVITIES
Note Proceeds (repayments)	439,398	1,463,400
Owner’s Contribution (net)	(240,783)	575,011

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	198,615	2,038,411

NET INCREASE (DECREASE) IN CASH	205,219	6,443
CASH AT BEGINNING OF PERIOD	6,443	-
CASH AT END OF PERIOD	$211,663	$6,443

*     For comparative purposes only

See Independent Accountant's Audit Report and accompanying notes, which are an integral part of these financial statements.

US CAPITAL GLOBAL LENDING LLC

STATEMENT OF SHAREHOLDERS' EQUITY

AS OF DECEMBER 31, 2021

	Opening Equity Balance	Yearly Changes	Total

Balance, December 31, 2019*	$-	$-	$-
Net Income (Loss) for the period ending December 31, 2020*	-	11,074	11,074
Equity Contributions (Distributions)*	-	575,011	575,011
Balance, December 31, 2020*	$-	$586,085	$586,085

Balance, December 31, 2020*	$586,085	$-	$586,085
Net Income (Loss) for the period ending December 31, 2021	-	3,563	3,563
Equity Contributions (Distributions)	-	(240,783)	(240,783)
Balance, December 31, 2021	$586,085	$(237,220)	$348,865

*     For comparative purposes only

See Independent Accountant's Audit Report and accompanying notes, which are an integral part of these financial statements.

US CAPITAL GLOBAL LENDING LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE A - ORGANIZATION AND NATURE OF ACTIVITIES

US CAPITAL GLOBAL LENDING LLC (the "Company") is a Delaware limited liability company. The Company is a lending company making and managing direct and indirect secured loans to qualified Small and Medium Businesses ("SMBs") and holding security interests and related assets including, but not limited to gold, commodities, currency and other liquid and illiquid assets. The Company purchases and acquires notes, drafts, acceptances, open accounts receivable and other obligations representing part or all of the sales price of merchandise, insurance and services, including, but not limited to, those relating to purchases of gold, commodities, currency and other liquid and illiquid assets. The Company makes loans to manufacturers, wholesalers, and retailers of, and to prospective purchases of specified merchandise, insurance and services including, but not limited to, those relating to purchases of gold, commodities, currency and other liquid and illiquid assets.

The Company primarily raises capital for the Company's operations via the issuance of Note Debt Instruments ("Notes") to accredited investors. The Company seeks to repay its Notes and other obligations primarily by making direct and indirect secured loans of $1 million to $10 million to qualifying SMBs.

The Company is managed (and 100% owned) exclusively by US Capital Global Investment Management, LLC, a Delaware limited liability company that was formed in October 2014 for the purpose of managing private investment funds. US Capital Global Investment Management, LLC will be responsible for supervising all the activities of The Company. which is a related party (see 'NOTE C - RELATED PARTIES' for more details).

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). As a result, the Company records revenue when earned and expenses when incurred.

Use of Estimates

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosures of contingent assets and liabilities and other items, as well as the reported revenues and expenses. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and any cash equivalents include all cash balances, and highly liquid investments with maturities of three months or less when purchased.

Fair Value Measurements

The Company has determined the fair value of certain assets and liabilities in accordance with United States generally accepted accounting principles ("GAAP"), which provides a framework for measuring fair value. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques should maximize the use of observable inputs and minimize the use of unobservable inputs. A fair value hierarchy has been established, which prioritizes the valuation inputs into three broad levels. Level 1 inputs consist of quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the related asset or liability. Level 3 inputs are unobservable inputs related to the asset or liability.

US CAPITAL GLOBAL LENDING LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

Revenue Recognition

The Company recognizes revenue when: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which products or services will be provided; (2) delivery has occurred, or services have been provided; (3) the fee is fixed or determinable; and (4) collection is reasonably assured.

Income Taxes

The Company is a Limited Liability Company ("LLC") for income tax purposes (effective through December 31, 2021). In lieu of corporate income taxes, the owners are taxed on their proportionate shares of the Company's taxable income. Accordingly, no liability for federal or state income taxes and no provision for federal or state income taxes have been included in the financial statements.

The Company accounts for the effect of any uncertain tax positions based on a "more likely than not'' threshold to the recognition of the tax positions being sustained based on the technical merits of the position under scrutiny by the applicable taxing authority. If a tax position or positions are deemed to result in uncertainties of those positions, the unrecognized tax benefit is estimated based on a "cumulative probability assessment" that aggregates the estimated tax liability for all uncertain tax positions. Interest and penalties assessed, if any, are accrued as income tax expense. The Company has identified its tax status as a limited liability company electing to be taxed as a pass-through entity as its only significant tax position; however, the Company has determined that such tax position does not result in an uncertainty requiring recognition.

Commitments and Contingencies

The Company is not currently involved with and does not know of any pending or threatening litigation against the Company or its members.

NOTE C - RELATED PARTIES

For purposes of this note, the following parties will be referred to as follows:

'The Company' = US CAPITAL GLOBAL LENDING LLC

'Party A' = US CAPITAL GLOBAL INVESTMENT MANAGEMENT, LLC

'Party B' = US CAPITAL GLOBAL BUSINESS CREDIT INCOME FUND, LP

'Party C' = US CAPITAL GLOBAL SECURITIES, LLC (USCGS)

'Party D' = US CAPITAL GLOBAL PARTNERS, LLC

The Company is managed (and 100% owned) exclusively by Party A. Party C acts as the Placement Agent for the Notes offered by The Company and receives Placements Agent Fees paid by Party A. As part of The Company's investment portfolio, The Company intends to include investments in Party B.

The Co-Managing Partners of Party A are Jeffrey Sweeney and Charles Towle. As Co- Managing Partners of Party A, Mr. Sweeney and Mr. Towle will be responsible for evaluating, negotiating, structuring, closing and monitoring The Company's investment in Securities.

In addition to the above specific business relationships, all five entities are considered affiliated entities ("Affiliated Entities"). Charles Towle is Co-Managing Partner of the Affiliated Entities and the Division Head and licensed principal of Party C. Jeffrey Sweeney is Co-Managing Partner of the Affiliated Entities and an indirect controlling stockholder of the Affiliated Entities. Additionally, Party D, may act or has acted in the capacity of a financial advisors to portfolio companies, to facilitate the structuring of The Company's offering.

NOTE D - NOTE RECEIVABLE

The Company has one Note Receivable instrument in the amount of $2 Million with a stated interest rate of two percent (2%) per quarter on the outstanding principal amount that has been loaned by The Company to US Capital Global Business Credit

US CAPITAL GLOBAL LENDING LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

Income Fund, LP (see 'NOTE C - RELATED PARTIES'). The terms of the agreement state The Company has the right to 'call' the note at any time. In the event The Company 'calls' the note, the borrower is required to repay the lessor of the outstanding principal & interest balance or 5% of the outstanding balance at the end of each quarter. Any unpaid balance over 5% shall be rolled over into the next quarter until the full balance has been repaid.

NOTE E - NOTES PAYABLE

The Company has four Note Payable instruments. The first instrument is in the amount of $927,592 with a stated interest rate of two percent (2%) per quarter. The terms of the agreement state the holder of the note has the right to 'call' the note at any time. In the event the holder 'calls' the note, The Company is required to repay the lessor of the outstanding principal & interest balance or 5% of the outstanding balance at the end of each quarter. Any unpaid balance over 5% shall be rolled over into the next quarter until the full balance has been repaid. As of December 31, 2021, this instrument has accumulated $92,521 in interest which has been capitalized into the balance of the instrument at the request of the instrument holder.

The second instrument is in the amount of $335,000 with a stated interest rate of two percent (2%) per quarter. The terms of the agreement state the holder of the note has the right to 'call' the note at any time. In the event the holder 'calls' the note, The Company is required to repay the lessor of the outstanding principal & interest balance or 5% of the outstanding balance at the end of each quarter. Any unpaid balance over 5% shall be rolled over into the next quarter until the full balance has been repaid. As of December 31, 2021, this instrument has accumulated $33,051 in interest which has been capitalized into the balance of the instrument at the request of the instrument holder. The instrument holder receives charitable contributions from The Company, which at the request of the instrument holder, has been capitalized into the balance of the instrument. As of December 31, 2021, $49,600 of charitable contributions have been capitalized into the balance of the instrument.

The third instrument is in the amount of $150,000 with a stated interest rate of two percent (2%) per quarter. The terms of the agreement state the holder of the note All principal and interest on the Note shall become due and payable in full, on demand after 60 months with 90 days prior written notice, subject to Company liquidity. All such payments shall be made on a first come, first served basis. One year after the date that the aggregate principal balance of all Notes held by Holder in the Company equals or exceeds $1,000,000, Holder shall be entitled to request a one-time redemption of up to $100,000 from Company with 90 days prior written notice to Company and subject to Company liquidity. If a payment demand cannot be fully satisfied the Holder's request will be rolled over as a demand for an additional 90 days, unless withdrawn by Holder, and will maintain any priority over any lower priority existing or subsequent demands. As of December 31, 2021, this instrument has accumulated $7,431 in interest which has been capitalized into the balance of the instrument at the request of the instrument holder.

The fourth instrument is in the amount of $300,000 with a stated interest rate of two percent (2%) per quarter. The terms of the agreement state the holder of the note All principal and interest on the Note shall become due and payable in full, on demand after 60 months with 90 days prior written notice, subject to Company liquidity. All such payments shall be made on a first come, first served basis. One year after the date that the aggregate principal balance of all Notes held by Holder in the Company equals or exceeds $1,000,000, Holder shall be entitled to request a one-time redemption of up to $100,000 from Company with 90 days prior written notice to Company and subject to Company liquidity. If a payment demand cannot be fully satisfied the Holder's request will be rolled over as a demand for an additional 90 days, unless withdrawn by Holder, and will maintain any priority over any lower priority existing or subsequent demands. As of December 31, 2021, this instrument has accumulated $9,148 in interest which has been capitalized into the balance of the instrument at the request of the instrument holder.

NOTE F - CONCENTRATIONS OF RISK

Financial instruments that potentially subject the Company to credit risk consist of cash and cash equivalents. The Company places its cash and any cash equivalents with a limited number of high-quality financial institutions and do not exceed the amount of insurance provided on such deposits.

NOTE G - SUBSEQUENT EVENTS

Note Receivable

US CAPITAL GLOBAL LENDING LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

In early 2022, the Note Receivable instrument held by The Company was repaid in full.

Management's Evaluation

Management has evaluated subsequent events through June 23, 2022, the date on which the financial statements were available to be issued. Management has determined that none of the events occurring after the date of the balance sheet through the date of Management's review substantially affect the amounts and disclosure of the accompanying financial statements.

FORM 1-A

Regulation A Offering Circular

Part III – Exhibits

US CAPITAL GLOBAL LENDING, LLC

1 Ferry Building, Suite 201

San Francisco, California 94111

(415) 889-1010

LIST OF EXHIBITS

The following Exhibits are filed as part of this Offering Statement:

Exhibit 1A-2	Certificate and Operating Agreement
Exhibit 1A-3	Form of Note and Security Agreement.
Exhibit 1A-4	Form of Subscription Agreement.
Exhibit 1A-11	Consent of Independent Auditor.
Exhibit 1A-12	Legal Opinion of Sances Law
Exhibit 1A-99	Agreement with US Capital Global Securities LLC